UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Chellgren, Paul W.

   50 E. RiverCenter Boulevard
   Covington, KY  41012-0391
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |10,217 (1)         |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |27,034 (2)         |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |60,000 (3)         |D     |                           |
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Common Stock               |      |    | |                  |   |           |4,045 (4)          |D     |                           |
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Common Stock               |12-1-9|G   |V|3,800             |D  |           |18,300             |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (5)            |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |91   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |92   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |93   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |-00  |            |       |       |            |   |            |
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Option (5)            |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |92   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |93   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |-01  |            |       |       |            |   |            |
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Option (5)            |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|15,000 |       |15,000      |D  |            |
                      |        |     |    | |           |   |93   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |94   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |95   |-02  |            |       |       |            |   |            |
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Option (5)            |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |93   |02   |            |       |       |            |   |            |
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                      |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |94   |02   |            |       |       |            |   |            |
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                      |24.625  |     |    | |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                      |        |     |    | |           |   |95   |02   |            |       |       |            |   |            |
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Option (5)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
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Option (6)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (6)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (6)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|25,000 |       |25,000      |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (7)            |53.375  |12-2-|J(8)|V|10,000     |A  |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |99   |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (7)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       | I |By Daughter |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |(9)|            |
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Option (7)            |53.375  |12-2-|J(8)|V|10,000     |D  |9-18-|10-18|Common Stock|10,000 |       |0           |I  |By Daughter |
                      |        |99   |    | |           |   |98   |-07  |            |       |       |            |   |            |
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Option (7)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I (|By Son      |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |10)|            |
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Option (7)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (7)            |50.4375 |     |    | |           |   |11-5-|12-5-|Common Stock|20,000 |       |20,000      |D  |            |
                      |        |     |    | |           |   |99   |08   |            |       |       |            |   |            |
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                      |50.4375 |     |    | |           |   |11-5-|12-5-|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |08   |            |       |       |            |   |            |
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                      |50.4375 |     |    | |           |   |11-5-|12-5-|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |01   |08   |            |       |       |            |   |            |
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Option (7)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|60,000 |       |60,000      |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
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Common Stock Units (11|1-for-1 |     |J   |V|510        |A  |     |     |Common Stock|510    |       |43,547      |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
2. Based on Employee Savings Plan information as of 1-3-00, the latest date for which such information is reasonably available, and includes transactions occurring after 11-15-99.
3. Shares of restricted common stock granted pursuant to Ashland's 1997 Stock Incentive Plan and exempt under
Rule 16b-3. The restricted common stock has been enrolled in Ashland's Dividend Reinvestment Plan.
4.  Shares held in Ashland's Dividend Reinvestment Plan as of
12-15-99.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8.  Revocation of  transfer of stock options to my daughter, Sarah
Chellgren.
9. I hereby disclaim beneficial ownership of all securities owned by my daughter, Jane Chellgren.
10. I hereby disclaim beneficial ownership of all securities owned by my son, Matthew Chellgren.
11. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 12-31-99 and includes transactions after 11-4-99, payable in cash or stock upon termination of service and exempt under Rule
16b-3(d). The price of the Common Stock Units on applicable valuation dates has varied from $32.125 - $35.00.
SIGNATURE OF REPORTING PERSON
Paul W. Chellgren